Exhibit 99.1

CONTACT:
Debra McConnell	FOR IMMEDIATE RELEASE
Global Communications	Wednesday, November 19, 2025
(508) 390-2323

THE TJX COMPANIES, INC. REPORTS Q3 FY26 RESULTS; COMP SALES GROWTH OF 5%, PRETAX PROFIT MARGIN OF 12.7%, AND DILUTED EPS OF $1.28 ALL WELL ABOVE PLAN; INCREASES FY26 COMP SALES GROWTH, PRETAX PROFIT MARGIN, AND EPS GUIDANCE

•Q3 consolidated comparable sales increased 5%, well above the Company’s plan
•Q3 pretax profit margin of 12.7%, well above the Company’s plan
•Q3 diluted earnings per share of $1.28, up 12% and well above the Company’s plan
•Returned $1.1 billion to shareholders in Q3 through share repurchases and dividends
•Increases full year FY26 comp sales growth, pretax profit margin, and diluted earnings per share guidance

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the third quarter ended November 1, 2025. Net sales for the third quarter of Fiscal 2026 were $15.1 billion, an increase of 7% versus the third quarter of Fiscal 2025. Third quarter Fiscal 2026 consolidated comparable sales increased 5%. Net income for the third quarter of Fiscal 2026 was $1.4 billion and diluted earnings per share were $1.28, up 12% versus $1.14 in the third quarter of Fiscal 2025.

For the first nine months of Fiscal 2026, net sales were $42.6 billion, an increase of 7% versus the first nine months of Fiscal 2025. Consolidated comparable sales for the first nine months of Fiscal 2026 increased 4%. Net income for the first nine months of Fiscal 2026 was $3.7 billion. For the first nine months of Fiscal 2026, diluted earnings per share were $3.30, up 9% versus $3.03 in the first nine months of Fiscal 2025.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our third quarter performance and the excellent execution of our off-price business model by our teams across the Company. Sales, pretax profit margin, and earnings per share all exceeded our expectations. Overall comp sales grew 5%, with strength at every division. We believe this is a testament to our value proposition and treasure-hunt shopping experience, which continue to draw consumers to our retail banners worldwide. With our outperformance in the third quarter, we are raising our sales, pretax profit margin, and earnings per share guidance for the full year. The fourth quarter is off to a strong start, the availability of merchandise continues to be outstanding, and we are excited about the deals we are seeing in the marketplace. With our compelling values and ever-changing, fresh assortments of good, better, and best brands, we are convinced that our stores and e-commerce sites are strongly positioned as gifting destinations for value-conscious shoppers this holiday season. Going forward, we see great potential to continue capturing market share and successfully growing TJX around the globe.”

Comparable Sales by Division

The Company’s comparable sales by division for the third quarter of Fiscal 2026 and Fiscal 2025 were as follows:

Third Quarter Comparable Sales[1]
	FY2026	FY2025

Marmaxx (U.S.)[2]	+6%	+2%
HomeGoods (U.S.)[3]	+5%	+3%
TJX Canada	+8%	+2%
TJX International (Europe & Australia)[4]	+3%	+7%

TJX	+5%	+3%
1Comparable sales for FY2026 include e-commerce. 2Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 3Includes HomeGoods and Homesense stores. 4Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Net Sales by Division

The Company’s net sales by division for the third quarter of Fiscal 2026 and Fiscal 2025 were as follows:

	Third Quarter Net Sales ($ in millions)[1]		Third Quarter FY2026 Reported Sales Growth	Third Quarter FY2026 Sales Growth on a Constant Currency Basis[2]
	FY2026	FY2025

Marmaxx (U.S.)[3]	$9,037	$8,438	+7%	N.A.
HomeGoods (U.S.)[4]	$2,539	$2,355	+8%	N.A.
TJX Canada	$1,492	$1,382	+8%	+10%
TJX International (Europe & Australia)[5]	$2,049	$1,888	+9%	+5%

TJX	$15,117	$14,063	+7%	+7%
1Net sales in TJX Canada and TJX International include the impact of foreign currency. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores. 5Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the third quarter of Fiscal 2026, the Company’s pretax profit margin was 12.7%, well above the Company’s plan and 0.4 percentage points above last year’s third quarter pretax profit margin of 12.3%.

Gross profit margin for the third quarter of Fiscal 2026 was 32.6%, up 1.0 percentage point versus last year’s 31.6%, driven by a higher merchandise margin and expense leverage on sales.

Selling, general, and administrative (SG&A) costs as a percent of sales for the third quarter of Fiscal 2026 were 20.1%, a 0.6 percentage point increase versus last year’s 19.5%. This was driven by incremental store wage and payroll costs, a contribution to the TJX Foundation, and higher incentive compensation accruals.

Net interest income negatively impacted third quarter Fiscal 2026 pretax profit margin by 0.1 percentage point versus the prior year.

The Company’s third quarter Fiscal 2026 pretax profit margin was above the high end of its plan by 0.6 percentage points. The Company had a stronger than expected merchandise margin driven by lower freight costs and a benefit from expense leverage on its above-plan sales. With its above-plan performance, the Company had higher incentive compensation accruals and made a contribution to the TJX Foundation.

Inventory

Total inventories as of November 1, 2025 were $9.4 billion, compared to $8.4 billion at the end of the third quarter of Fiscal 2025. Consolidated inventories on a per-store basis as of November 1, 2025, including distribution centers, but excluding inventory in transit and the Company’s e-commerce sites, were up 8% on both a reported and constant currency basis versus last year. The Company’s inventory position reflects the terrific buying opportunities it saw in the third quarter. The Company has seen outstanding availability in the marketplace and is very well-positioned to deliver an eclectic mix of assortments and gifts to its stores and online this holiday season. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency, if any, as described below.

Cash and Shareholder Distributions

For the third quarter of Fiscal 2026, the Company generated $1.5 billion of operating cash flow and ended the quarter with $4.6 billion of cash.

During the third quarter of Fiscal 2026, the Company returned a total of $1.1 billion to shareholders. The Company repurchased 4.2 million shares of TJX stock for a total of $594 million and paid $472 million in shareholder dividends.

During the first nine months of Fiscal 2026, the Company returned a total of $3.1 billion to shareholders. The Company repurchased 13.4 million shares of TJX stock for a total of $1.7 billion and paid $1.4 billion in shareholder dividends.

The Company now expects to repurchase approximately $2.5 billion of TJX stock during the fiscal year ending January 31, 2026. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Fourth Quarter and Full Year Fiscal 2026 Outlook

The Company’s fourth quarter and full year Fiscal 2026 guidance below assumes that the current level of tariffs on imports into the U.S. as of November 19, 2025 will stay in place for the remainder of the year. The Company’s guidance assumes that it can continue to offset the pressure it expects from tariffs in the fourth quarter of Fiscal 2026.

For the fourth quarter of Fiscal 2026, the Company continues to plan consolidated comparable sales to be up
2% to 3%, pretax profit margin to be in the range of 11.7% to 11.8%, and diluted earnings per share to be in the range of $1.33 to $1.36.

For the full year Fiscal 2026, the Company is now expecting its consolidated comparable sales to be up 4%. The Company is increasing its pretax profit margin outlook to 11.6%, up 0.1 percentage point versus the prior year’s 11.5%. The Company is also raising its diluted earnings per share outlook to be in the range of $4.63 to $4.66, which would represent a 9% increase over the prior year’s $4.26.

Stores by Concept

During the fiscal quarter ended November 1, 2025, the Company increased its store count by 57 stores overall to a total of 5,191 stores and increased total square footage by 1.0% versus the prior quarter.

	Store Locations[1] Third Quarter FY2026		Gross Square Feet Third Quarter FY2026 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,340	1,346	36.2	36.3
Marshalls	1,234	1,248	34.5	34.7
HomeGoods	952	958	22.3	22.5
Sierra	127	141	2.6	2.9
Homesense	76	77	2.1	2.1
In Canada:
Winners	311	315	8.5	8.7
HomeSense	161	162	3.8	3.8
Marshalls	110	111	2.9	3.0
In Europe:
TK Maxx	664	672	18.3	18.5
Homesense	74	74	1.4	1.4
In Australia:
TK Maxx	85	87	1.8	1.8

TJX	5,134	5,191	134.4	135.7
1Store counts above include both banners within a combo or a superstore.

Impact of Foreign Currency

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the third quarter of Fiscal 2026 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on third quarter Fiscal 2026 diluted earnings per share.

The movement in foreign currency exchange rates had a one percentage point positive impact on the Company’s net sales growth in the first nine months of Fiscal 2026 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on the first nine months of Fiscal 2026 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales and pretax profit margin, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Global Corporate Responsibility Report

During the third quarter of Fiscal 2026, the Company published its 2025 Global Corporate Responsibility Report. The report shares details on the Company’s initiatives related to its reporting areas of workplace, communities, environmental sustainability, and responsible sourcing, in addition to details on governance. TJX has reported on its corporate responsibility efforts since 2011. More information can be found at TJX.com/responsibility.

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,100 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe; and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

Third Quarter Fiscal 2026 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2026 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, November 25, 2025, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis and inventory on a constant currency basis. The Company uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating the Company’s performance, including relative to others in the market. Management also uses these non-GAAP measures to consider underlying trends of the Company’s business and believes presenting these measures also provides information to investors and others to assist them in understanding and evaluating trends in the Company’s operating results or measure performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, the impact of tariffs on its business, business plans and prospects, dividends and share repurchases, and fourth quarter and full year Fiscal 2026 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; international trade and tariff policies; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net sales	$15,117	$14,063	$42,629	$40,010
Cost of sales, including buying and occupancy costs	10,190	9,622	29,412	27,741
Selling, general and administrative expenses	3,039	2,748	8,393	7,814
Interest (income) expense, net	(28)	(43)	(85)	(139)
Income before income taxes	1,916	1,736	4,909	4,594
Provision for income taxes	474	439	1,188	1,128
Net income	$1,442	$1,297	$3,721	$3,466
Diluted earnings per share	$1.28	$1.14	$3.30	$3.03
Cash dividends declared per share	$0.425	$0.375	$1.275	$1.125
Weighted average common shares – diluted	1,126	1,141	1,129	1,144

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	November 1, 2025	November 2, 2024
Assets
Current assets:
Cash and cash equivalents	$4,640	$4,718
Accounts receivable and other current assets	1,321	1,263
Merchandise inventories	9,353	8,371
Total current assets	15,314	14,352
Net property at cost	7,926	7,136
Operating lease right of use assets	10,039	9,570
Goodwill	95	95
Other assets	1,814	1,283
Total assets	$35,188	$32,436
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,937	$5,617
Accrued expenses and other current liabilities	5,356	4,758
Current portion of operating lease liabilities	1,709	1,642
Current portion of long-term debt	999	—
Total current liabilities	14,001	12,017
Other long-term liabilities	1,103	1,002
Non-current deferred income taxes, net	239	172
Long-term operating lease liabilities	8,616	8,207
Long-term debt	1,870	2,865

Shareholders’ equity	9,359	8,173
Total liabilities and shareholders' equity	$35,188	$32,436

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024
Cash flows from operating activities:
Net income	$3,721	$3,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	920	795
Deferred income tax provision	91	58
Share-based compensation	131	131
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(77)	(98)
(Increase) in merchandise inventories	(2,851)	(2,415)
(Increase) in income taxes recoverable	(4)	(59)
Increase in accounts payable	1,642	1,760
Increase (decrease) in accrued expenses and other liabilities	221	(141)
Increase (decrease) in net operating lease liabilities	6	(7)
Other, net	(83)	(78)
Net cash provided by operating activities	3,717	3,412
Cash flows from investing activities:
Property additions	(1,489)	(1,404)
Purchase of equity investments	(12)	(192)
Purchases of investments	(31)	(29)
Sales and maturities of investments	22	18
Net cash (used in) investing activities	(1,510)	(1,607)
Cash flows from financing activities:
Payments for repurchase of common stock	(1,738)	(1,661)
Cash dividends paid	(1,371)	(1,226)
Proceeds from issuance of common stock	196	254
Other	(64)	(42)
Net cash (used in) financing activities	(2,977)	(2,675)
Effect of exchange rate changes on cash	75	(12)
Net (decrease) in cash and cash equivalents	(695)	(882)
Cash and cash equivalents at beginning of year	5,335	5,600
Cash and cash equivalents at end of period	$4,640	$4,718

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net sales:
In the United States:
Marmaxx	$9,037	$8,438	$25,930	$24,633
HomeGoods	2,539	2,355	7,079	6,535
TJX Canada	1,492	1,382	4,017	3,739
TJX International	2,049	1,888	5,603	5,103
Total net sales	$15,117	$14,063	$42,629	$40,010
Segment profit:
In the United States:
Marmaxx	$1,350	$1,207	$3,711	$3,495
HomeGoods	344	290	802	679
TJX Canada	222	209	565	533
TJX International	188	137	359	271
Total segment profit	$2,104	$1,843	$5,437	$4,978
General corporate expense	216	150	613	523
Interest (income) expense, net	(28)	(43)	(85)	(139)
Income before income taxes	$1,916	$1,736	$4,909	$4,594

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the third quarter ended November 1, 2025, the Company returned $1.1 billion to shareholders, repurchasing and retiring 4.2 million shares of its common stock at a cost of $594 million and paid $472 million in shareholder dividends. During the nine months ended November 1, 2025, the Company returned $3.1 billion to shareholders, repurchasing and retiring 13.4 million shares of its common stock at a cost of $1.7 billion and paid $1.4 billion in shareholder dividends. In February 2025, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. Under this program, TJX had approximately $1.9 billion available for repurchase as of November 1, 2025.